EXHIBIT 3.1(i)

                            ARTICLES OF INCORPORATION

                                       OF

                          SOUTHERN SAUCE COMPANY, INC.


                                    ARTICLE 1
                                      Name
                                      ----

        The name of the Corporation is: SOUTHERN SAUCE COMPANY, INC.

                                    ARTICLE 2
                                     Purpose
                                     -------

        The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

                                    ARTICLE 3
                                  Capital Stock
                                  -------------

        Section 1. The Corporation shall be authorized to issue 115,000,000 shares of capital stock, of which 100,000,000 shares shall be common stock, parvalue $.001 per share ("Common Stock"), and 15,000,000 shares shall be preferred stock, par value $.001 per share ("Preferred Stock").

        Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                (a) the designation of the series, which may be by distinguishing number, letter or title;

                (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

                (c) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

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                (d) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

                (e) the price or prices (or method of determining such price or prices)at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

                (f) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                (g) the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, reorganization or winding up of the affairs of the Corporation;

                (h) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

                (i) restrictions on the issuance of shares of the same series or of any other class or series, if any; and

                (j) the voting rights, if any, of the holders of shares of the series.

                                    ARTICLE 4
                        Right to Amend or Repeal Articles
                        ---------------------------------

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

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                                    ARTICLE 5
                   Indemnification of Directors, Officers and
                        Other Authorized Representatives
                        --------------------------------

        Section 1. Indemnification. The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law. The right to indemnification and the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-law, agreement, vote of stockholders or disinterested Directors or otherwise.

        Section 2. Effect of Modification. Any repeal or modification of any provision of this Article 5 by the shareholders of the Corporation shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

        Section 3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

        Section 4. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 6
                                  Severability
                                  ------------

        In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

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                                    ARTICLE 7
              Principal Office, Registered Office, Registered Agent
              -----------------------------------------------------

        The address of the principal office of this Corporation is: c/o Joel Bernstein, 2666 Tigertail Ave.. Suite 104, Miami, FL 33133. The address of the initial registered office of this Corporation is do Joel Bernstein, 2666 Tigertail Ave., Suite 104, Miami, FL 33133 and the name of the initial registered agent of this Corporation at that address is Joel Bernstein. The undersigned is familiar with and accepts the duties and obligations as registered agent for this Corporation.

                                    ARTICLE 8
                                  Incorporator
                                  ------------

        The name and address of the person signing these Articles is Joel Bernstein, 2666 Tigertail Ave., Suite 104, Miami, FL 33133.

                                    ARTICLE 9
                                    Elections
                                    ---------

        The corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, related to affiliated transactions. The corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, related to control share acquisitions.

        IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 1st day of December, 2004.


                                        /S/ Joel Bernstein
                                        Incorporator and Registered Agent

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                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          SOUTHERN SAUCE COMPANY, INC.


        Pursuant to the provisions of Section 507.1006 and 607.0602 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

        FIRST: The name of the Corporation is Southern Sauce Company, Inc.

        SECOND: Annexed hereto is a resolution duly adopted by the Board of Directors on April 12, 2005 establishing a series of Preferred Stock of this Corporation. The amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

Dated: May 14, 2005                     SOUTHERN SAUCE COMPANY, INC.


                                        By: ____________________________
                                            Robert E. Jordan, President

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RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock of the Corporation be, and. it hereby is, created out of the authorized but unissued shares of the authorized Preferred Stock of the Corporation, such series to be designated Series A Convertible Preferred Stock and having the voting, dividend, conversion, priorities, preferences and relative and other rights and qualifications, limitations and restrictions set forth as follows:

        Section 1. Designation and Amount. 500,000 shares of the Company's authorized but undesignated preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"). The Series A Convertible Preferred Stock shall have a stated value of $10.00 per share (the "Original Series A Convertible Issue Price").

        Section 2. Rank. The Series A Convertible Preferred Stock shall rank:
(i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Convertible Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Convertible Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        Section 3. Dividends. In the event any dividend or other distribution payable in cash or other property (other than shares of Common Stock of the Company) is declared on the Common Stock, each Holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the Holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant to Section 5 hereof immediately prior to such record date.

        Section 4. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any Articles of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10.00 and (ii) all accrued and unpaid dividends thereon and no more. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Convertible

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Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which the Holders of each such series are entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

        (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities.

        Section 5. Conversion. The record Holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Holders Right to Convert. Each record Holder of Series A Convertible Preferred Stock shall be entitled to convert (in multiples of one preferred share) any or all of the shares of Series A Convertible Preferred Stock held by such Holder at any time into one hundred (100) fully-paid and non-assessable share of Common Stock of the Company (the "Conversion Price") subject to adjustment as set forth below.

        (b) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company (the "Notice of Conversion") at such office that he elects to convert the same and shall state therein the number of shares of Series A Convertible Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series A Convertible Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and its Transfer Agent, and upon surrender and cancellation of the Series A Convertible Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series A Convertible Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Series A Convertible Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Convertible Preferred Stock into Common Stock.

                (ii) No Fractional Shares. If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock to a holder or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be the next higher number of shares, or

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the Company may at its option pay cash equal to fair value of the fractional share based on the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

        (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (d) Adjustment to Conversion Price.

                (i) Adjustment Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price and number of shares of Common Stock issuable on conversion shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

        (ii) Adjustment Due to Merger, Consolidation, etc. If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (each a "Business Combination Event"), then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Convertible Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

        (iii) No Fractional Shares. If any adjustment under this Section 5(e) would require the issuance of a fractional share of Common Stock to a holder, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher full number of shares.

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        Section 6. Voting Rights.

        To the extent that under Florida Law the vote of the Holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock (except as otherwise may be required under Florida Law) shall constitute the approval of such action by the class. The Holders of the Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of the Company's Common Stock, voting together as one class. Each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated.

Holders of the Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

        Section 7. Status of Converted Stock.

        Any shares of Series A Convertible Preferred Stock which have not been issued within one year following the filing of these Articles or which have been redeemed or converted shall return to the status of authorized but unissued Preferred Stock of no designated series.

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